Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Wyatt Semanek

385-202-6577

pr@vivintsolar.com

www.vivintsolar.com

VIVINT SOLAR CLOSES $545 MILLION OF NEW FINANCING IN TWO SEPARATE TRANSACTIONS

LEHI, Utah, June 2, 2020 — Vivint Solar (NYSE: VSLR), a leading full-service residential solar provider in the United States, today announced the closing of two separate debt transactions, totaling $545 million in incremental lender commitments. The first is a $245 million upsize to the company’s already existing multi-lender revolving warehouse facility closed in 2019, for a total of $570 million in aggregate commitments. The second is a $300 million hold-co loan facility provided by the Brookfield Infrastructure Debt Fund, a global credit-focused platform managed by Brookfield Asset Management Inc. (NYSE: BAM).

The revolving warehouse facility’s margin will increase to 3.1 percent with no change to the maturity date, advance rate, or other material commercial terms of the facility. The hold-co loan facility, which funded $200 million on Friday, allows for additional borrowings on future contracted cash flows of $100 million and will have an interest rate of 8.0 percent with a three-year maturity.

When combined together, the two debt facilities create an implied all-in interest rate of approximately 4.4 percent on new assets originated. This cost is approximately 70 basis points lower than the cost of the Solar Asset Backed Notes, Series 2018-1 transaction Vivint Solar closed in 2018.

"These transactions raise a significant amount of liquidity against our existing assets, provide for future debt capacity, and demonstrate our ability to access the capital markets for financing at a competitive cost of capital as we navigate the impacts of COVID-19 to our business," said Thomas Plagemann, chief commercial officer and head of capital markets for Vivint Solar. "Given the continued uncertainty in the capital markets, we feel the approach we have taken provides an excellent combination of all-in cost of capital and advance rate, with flexibility to access the securitization markets as they fully recover. It is also an indication of our investors' continued confidence in Vivint Solar's sustainable growth model and we are very pleased to be entering into a relationship with an experienced and highly reputable renewable energy investor such as Brookfield.”

“Brookfield is pleased to support Vivint’s continued success in the expanding residential solar market,” said Hadley Peer Marshall, Brookfield's Managing Director and head of infrastructure credit for the Americas. “Through providing a flexible hold-co solution, we are delighted to finance Vivint Solar's portfolio of essential and diversified solar infrastructure backed by long-term customer agreements."

BofA Securities, Inc. acted as sole structurer and arranger for the hold-co loan.

Vivint Solar operates in 22 states and has raised more than $5.5 billion in cash equity, tax equity and debt from institutional investors, private equity firms and major Wall Street banks since its inception in 2011.

Note on Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding Vivint Solar's expectations in connection with its Asset Financing Facility and the tax qualification of its solar energy systems. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements should not be read as a guarantee of future performance or results, and they will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These statements are based on current expectations and assumptions regarding future events and business performance as of the date of this press release, and they are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in these statements will be achieved or will occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Except as required by law, Vivint Solar does not undertake and expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. You should read the documents Vivint Solar has filed with the Securities and Exchange Commission, or SEC for more complete information about the company. These documents are available on both the EDGAR section of the SEC's website at www.sec.gov and the Investor Relations section of the company's website at investors.vivintsolar.com/.

About Vivint Solar

Vivint Solar is a leading full-service residential solar provider in the United States. With the help of Vivint Solar, homeowners can power their homes with clean, renewable energy, typically achieving significant financial savings over time. Vivint Solar designs and installs solar energy systems for homeowners and offers monitoring and maintenance services. In addition to being able to purchase a solar energy system outright, homeowners may benefit from Vivint Solar's affordable, flexible financing options, including power purchase agreements, or lease agreements, where available. Vivint Solar also offers solar plus storage systems with LG Chem home batteries and electric vehicle chargers with ChargePoint Home. For more information, visit www.vivintsolar.com or follow @VivintSolar on Twitter.

About Brookfield Asset Management

Brookfield is a leading global alternative asset manager with over $515 billion in assets under management. The company has more than a 120-year history of owning and operating assets with a focus on infrastructure, real estate, renewable power and private equity. The Brookfield Infrastructure Debt Fund seeks to lend to owners and operators of high-quality infrastructure assets in the renewable power, utilities, transport, data and energy sectors across North America, Europe and selective countries in South America and Asia Pacific.   For more information, please visit www.brookfield.com.